Exhibit 99.1

Rouse Properties Enters into Definitive Agreement to be Acquired by an Affiliate of Brookfield Asset Management for $18.25 per Share in Cash

NEW YORK, February 25, 2016 — Rouse Properties, Inc. (NYSE: RSE) (“Rouse”) today announced that, upon the unanimous approval of the Special Committee of its Board of Directors, it has entered into a definitive agreement to be acquired by an affiliate of Brookfield Asset Management Inc. (NYSE: BAM, TSX: BAM.A, Euronext: BAMA) (“Brookfield”) for $18.25 per share in an all-cash transaction.

Under the terms of the agreement, Brookfield will acquire all of the outstanding shares of Rouse’s common stock, other than those shares currently held by Brookfield Property Partners L.P. (NYSE: BPY, TSX: BPY.UN) (“BPY”) and its affiliates, in a transaction valued at approximately $2.8 billion, including Rouse’s indebtedness. The purchase price represents a premium of approximately 35% over Rouse’s closing stock price on January 15, 2016, the last trading day prior to Brookfield’s announcement of a proposal to acquire Rouse, and an increase of $1.25 per share from the $17.00 price originally proposed by Brookfield on January 16, 2016.

“The Rouse team has built a great company with a strong platform and differentiated assets and we are pleased that Brookfield recognizes the value we have created in becoming a leader in our sector,” said David Kruth, Chairman of the Special Committee of the Board of Directors of Rouse. “Since forming the Special Committee last month, and with the assistance of our financial and legal advisors, we have focused on evaluating options available to maximize value for Rouse and its shareholders. After careful consideration, the Special Committee determined that Brookfield’s increased proposal provides shareholders with compelling value as well as a high degree of execution certainty, further validating the strength of the platform that Rouse has built. We are pleased to have reached this agreement, which we believe benefits all Rouse shareholders.”

In light of the pending transaction with Brookfield, Rouse will not host an earnings conference call in conjunction with its fourth quarter and full year 2015 results or provide financial guidance. In addition, Rouse will not declare its regular quarterly dividend during the pendency of the transaction.

Approvals and Anticipated Closing

The Special Committee of the Board of Directors of Rouse has unanimously approved the Merger Agreement. Completion of the transaction is expected to occur during the third quarter of 2016, and is contingent upon customary closing conditions, including the approval of the holders of a majority of the outstanding shares of Rouse, and a majority of the outstanding shares of Rouse not currently held by BPY and its affiliates. BPY and its affiliates, representing approximately 33% of the outstanding shares of Rouse, have agreed to vote in favor of the transaction. This transaction is not subject to a financing contingency.

Advisors

BofA Merrill Lynch is acting as financial advisor and Sidley Austin LLP is acting as legal counsel to the Special Committee of Rouse Properties, Inc.

About Rouse

Rouse Properties, Inc. (NYSE:RSE) is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the Company’s geographically diverse portfolio spans the United

States from coast to coast, and includes 35 malls and retail centers in 21 states encompassing approximately 24.1 million square feet. For more information please visit: www.rouseproperties.com.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to the activities of the Special Committee and possible business transactions, the Company’s ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company’s mall properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to identify and complete the acquisition of properties in new markets, the Company’s ability to complete redevelopment projects, and the Company’s ability to increase margins, including net operating income. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.

Participants in Solicitation

The Company and certain of its directors, officers and other members of management may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders that will occur in connection with the transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available. Copies of these documents can be obtained, without charge, at the SEC’s website at http://www.sec.gov or at http://www.rouseproperties.com.

CONTACTS:

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jonathan Keehner / Andrew Siegel

(212) 355-4449

Investors:

Rouse Investor Relations

(212) 608-5108

IR@rouseproperties.com